FRANKLIN ELECTRIC CO., INC.

DEFERRED COMPENSATION PLAN

Effective December 12, 2008

December 2008

INTRODUCTION

This Franklin Electric Co., Inc. ("Franklin") Deferred Compensation Plan (the "Plan") is hereby established, effective December 12, 2008, to allow eligible executive officers of Franklin and certain affiliates to defer receipt of portions of their base salary and bonus awards.  The Plan is unfunded and is maintained by Franklin primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.

ARTICLE 1.

DEFINITIONS

1.1.
"Account" shall mean the bookkeeping account maintained for each Participant to record his Salary Deferrals, and the amount of any Awards he has elected to defer under this Plan, as adjusted pursuant to Article 5.

1.2.	"Administrator" shall mean Franklin. The duties of the Administrator shall be performed by the Committee.

1.3.	"Affiliated Company" shall mean Franklin and any company or corporation directly or indirectly controlled by Franklin.

1.4.	"Award" shall mean the amount awarded to a Participant as a bonus under any bonus program adopted by Franklin from time to time.

1.5.	"Award Deferral Agreement" shall mean a Deferral Agreement filed in accordance with the award deferral program described in Article 3.

1.6.	"Board" shall mean the board of directors of Franklin.

1.7.	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8.	"Committee" shall mean the Board or a committee designated by the Board.

1.9.	"Compensation" shall mean the base compensation and Award payable to an Eligible Executive.

1.10.
"Deferral Agreement" shall mean either an Award Deferral Agreement or a Salary Deferral Agreement, or both if the context so requires.  A Deferral Agreement shall be a completed agreement between an Eligible Executive and a Participating Company of which he is an employee under which the Eligible Executive agrees to defer an Award or make Salary Deferrals under the Plan, as the case may be.  The Deferral Agreement shall be on a form prescribed by the Administrator and shall include any amendments, attachments or appendices.

1.11.
"Distribution Option(s)" shall mean, with respect to an Account under the Plan, the election by the Participant of the form of payment Distribution Option elections made on the initial Deferral Agreement.

1.12.
"Effective Date" shall mean December 12, 2008 or, with respect to the Eligible Executives of a company or corporation that adopts the Plan, the date such company or corporation becomes a Participating Company.

1.13.
"Eligible Executive" shall mean an executive officer of a Participating Company who is so notified of his eligibility in writing by the Administrator, at any time after the Administrator has designated any other executive officer or former executive officer of an Affiliated Company as an Eligible Executive; provided, however, that only those executive officers or former executive officers considered to be a select group of management or highly compensated may be designated as Eligible Executives under this Plan.  Any change to the eligibility must be pre-approved by the Management Organization and Compensation Committee of the Board.

1.14.
"Employment Termination" shall mean, with respect to a Participant, the termination of the Participant's employment for any reason by the Participating Company that had been employing the Participant and all other Affiliated Companies; provided, however, that no event shall constitute an "Employment Termination" under this Plan if it does not constitute a "separation from service" within the meaning of Code section 409A(a)(2)(A)(i).

1.15.	"Participant" shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Deferral Agreement as described in Section 2.1.

1.16.
"Participating Company" shall mean Franklin and any company or corporation directly or indirectly controlled by Franklin which the Board designates for participation in the Plan in accordance with Section 8.5(b).

1.17.	"Plan" shall mean the Franklin Electric Co., Inc. Deferred Compensation Plan, as amended from time to time.

1.18.	"Plan Year" shall mean the Effective Date through December 31, 2008 and, thereafter, the calendar year.

1.19.	"Salary Deferrals" shall mean the amounts credited to a Participant's Account under Section 4.3.

1.20.
"Salary Deferral Agreement" shall mean a completed agreement between an Eligible Executive and a Participating Company of which he is an employee under which the Eligible Executive agrees to make Salary Deferrals under the Plan in accordance with the salary-deferral program described in Article 4.  The Salary Deferral Agreement shall be on a form prescribed by the Administrator and shall include any amendments, attachments or appendices.

1.21.
"Trust" shall mean the trust, if any, established to hold assets of the Plan and which substantially conforms to the terms of the Internal Revenue Service model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422.

1.22.	"Unforeseeable Emergency" shall mean a severe financial hardship as defined in Section 6.3 of this Plan.

1.23.	"Valuation Date" shall mean each business day on which the securities markets are open.

ARTICLE 2.

MEMBERSHIP AND DEFERRAL AGREEMENTS

2.1.	In General.

(a)
An Eligible Executive shall become a Participant as of the date he files his initial Deferral Agreement with the Administrator.  However, such Deferral Agreement shall be effective for purposes of deferring an Award or making Salary Deferrals only as provided in Articles 3 and 4.

(b)
A Deferral Agreement shall be in writing and properly completed on a form approved by the Administrator, which shall be the sole judge of the proper completion thereof.  Except as provided in Sections 3 or 4, such Agreement shall provide for the deferral of an Award or for Salary Deferrals, shall specify the Distribution Option applicable to the deferrals, and may include such other provisions as the Administrator deems appropriate.  A Deferral Agreement and Distribution Option elected shall not be revoked or modified with respect to the allocation of prior deferrals except pursuant to Section 2.2 or Article 6.

(c)	As a condition of membership the Administrator may require such other information as it deems appropriate.

2.2.	Modification of Deferral Agreement.

(a)	A Participant may elect to change, modify or revoke a Deferral Agreement as follow:

(i)
With respect to an Award attributable to a Participant's service for a calendar year, the Participant may change the amount he elects to defer by completing and filing an Award Deferral Agreement prior to June 30 of that calendar year, as provided in Article 3.

(ii)
A Participant may change the rate of his future Salary Deferrals, or suspend his Salary Deferrals prior to the beginning of a calendar year for that calendar year or on account of Unforeseeable Emergency.

2.3.	Employment Termination: Re-employment.

(a)	A Participant's deferrals shall cease, subject to Section 2.4, upon a Participant's Employment Termination.

(b)	Upon re-employment as an Eligible Executive, a former Participant may become a Participant again as follows:

(i)
in the case of a former Participant who prior to re-employment received the balance in his Account, by executing a Deferral Agreement under Section 2.1 as though for all purposes of the Plan the Affiliated Companies had never employed the former Participant;

(ii)
in the case of a former Participant who prior to re-employment did not receive the balance in his Account, by executing a Deferral Agreement under Section 2.1; provided his Distribution Options and beneficiary designation with respect to the balance in his Account shall remain in effect.

2.4.	Change in Status.

(a)
In the event that a Participant ceases to be an Eligible Executive with respect to Salary Deferrals but continues to be employed by an Affiliated Company, his Salary Deferrals shall thereupon be suspended until such time as he shall once again become an Eligible Executive.  All other provisions of his Salary Deferral Agreement shall remain in force and he shall continue to be a Participant of the Plan.

(b)
In the event that a Participant ceases to be an Eligible Executive with respect to the deferral of Awards but continues to be employed by an Affiliated Company, he shall continue to be a Participant of the Plan but shall not be eligible to defer any portion of any future Awards until such time as he shall once again become an Eligible Executive.

ARTICLE 3.

AWARD DEFERRAL PROGRAM

3.1.	Filing Requirements.

(a)
(i)  With respect to an Award for services rendered for a Plan Year or a period of years (in the case of a long-term Award), an Eligible Executive may elect up to 90% of that Award.  Such election shall be made by filing an Award Deferral Agreement with the Administrator on or before the close of business on June 30 of that calendar year, or, in the case of a long-term Award, by June 30 of the initial year.  In the event that June 30 does not fall on a weekday, such filing must be made by the close of business on the last prior business day.

(ii)  Notwithstanding the foregoing, for the initial Plan Year, an Eligible Executive, pursuant to transition relief rules issued by the Internal Revenue Service, may elect to defer an Award, including a long-term Award, payable in 2009 by filing an Award Deferral Agreement within 20 days of the Effective Date (but in no event later than December 31, 2008.)

(b)
With respect to an Award identified in Section 1.6, an Eligible Executive's election to defer a portion of his Award shall be effective on the last day that such deferral may be elected under Section 3.1(a) or 3.1(b) and shall be effective only for the Award in question.  An Eligible Executive may not revoke or change his election to defer all or a portion of his Award at any time after the date the election becomes effective, as described in the preceding sentence.

3.2.	Amount of Deferral.

(a)	The maximum Award deferred shall be 90% of any Award, and must be in 10% increments.

(b)
The minimum amount which an Eligible Executive may defer in any year shall be the lesser of $5,000 or the maximum amount determined under Section 3.2(a) above.  If an Eligible Executive elects to defer less than this amount, his election shall not be effective.

3.3.
Crediting to Account.  The amount of Award which an Eligible Executive has elected to defer for a calendar year shall be credited to his Account as of the Valuation Date coincident with or next following the date the Award would have been paid to the Eligible Executive.

ARTICLE 4.

SALARY DEFERRAL PROGRAM

4.1.	Filing Requirements.

(a)
Effective as of January 1, 2009, an individual who becomes an Eligible Executive on or after the Effective Date may file a Salary Deferral Agreement with the Administrator within thirty (30) days after he becomes an Eligible Executive, in such manner as the Administrator may prescribe.

(b)
An Eligible Executive who fails to file a Salary Deferral Agreement with the Administrator as provided in Section 4.1(b) may file a Salary Deferral Agreement during any December for deferrals of salary otherwise payable for services during in the following calendar year.

4.2.
Salary Deferral Agreement.  An Eligible Executive's Salary Deferral Agreement shall authorize a reduction in his base pay with respect to his Salary Deferrals under the Plan.  The Agreement shall be effective for payroll periods beginning on or after the later of (a) the Effective Date; or (b) the first day of the month following the date the Salary Deferral Agreement is filed with the Administrator in accordance with Section 4.1.  Paychecks applicable to those payroll periods shall be reduced accordingly.

4.3.
Amount of Salary Deferrals.  Effective as soon as practicable after each pay date following the effective date of an Eligible Executive's Salary Deferral Agreement, his Accounts shall be credited with an amount of Salary Deferral, if any, for each payroll period, as he elects in his Salary Deferral Agreement. The maximum percentage deferral is 50%, and must be made in 10% increments.

4.4.	Changing Salary Deferrals.

(a)
An Eligible Executive's election on his Salary Deferral Agreement of the rate at which he authorizes Salary Deferrals under the Plan shall remain in effect in subsequent calendar years unless he files with the Administrator an amendment to his Salary Deferral Agreement modifying or revoking such election.  The amendment shall be filed by December 31 and shall be effective for payroll periods beginning on or after the following January 1.

(b)
Notwithstanding Section 4.4(a), an Eligible Executive may, in the event of an Unforeseeable Emergency, request a suspension of his Salary Deferrals under the Plan.  The request shall be made in a time and manner determined by the Administrator, and shall be effective as of such date as the Administrator prescribes.  The Eligible Executive may apply to the Administrator to resume his Salary Deferrals with respect to payroll periods beginning on or after the January 1 following the date the Unforeseeable Emergency no longer exists.

ARTICLE 5.

MAINTENANCE OF ACCOUNTS

5.1.	Accounts Generally.

The Administrator shall credit Deferrals to an Account, which shall be a record keeper entry, adjusted for earnings or losses, pursuant to Section 5.2.

5.2.	Adjustment of Account for Earnings/Losses.

(a)
As of each Valuation Date, a Participant's Account shall be credited or debited with the amount of earnings or losses with which such Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance based on those funds actually used for the Franklin 401(k) Plan and set forth in Schedule 5.2, as amended from time to time, and elected by the Participant or former Participant, for purposes of measuring the investment performance of his Account.

(b)	The designation of any such investment funds or indices shall not require the Affiliated Companies to invest or earmark their general assets in any specific manner.

5.3.
Investment Performance Elections.  Each Participant and, if applicable, former Participant, shall file an initial investment election with the Administrator with respect to the investment of his Account within such time period and on such written form or identity-secured internet or telephonic means as the Administrator may prescribe.  The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Participant's Account.

5.4.
Changing Investment Elections.  As of any Valuation Date, a Participant may change his election in Section 5.3 with respect to his future Award and Salary Deferrals or may reallocate the current balance of his Account, thereby changing the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his existing Account balance, by filing an appropriate written form or through identity-secured internet or telephonic means as approved by the Administrator from time to time.

5.5.	Vesting of Account. Each Participant shall be fully vested in his Account.

5.6.
Individual Account Records.  The Administrator shall maintain, or cause to be maintained, records showing the individual balances of his Account.  At least once a year, each Participant and, if applicable, former Participant shall be furnished with a statement setting forth she value of his Account.

ARTICLE 6.

PAYMENT OF BENEFITS

6.1.	Commencement of Payment.

(a)
Except as provided in Section 6.3, the distribution of the Participant's or former Participant's Account shall commence, pursuant to Section 6.2, on or after the occurrence of the Participant's Employment Termination.

(b)
At any time that Franklin or a Participating Company is publicly traded on an established securities market or otherwise, any Participant employed by that Participating Company who is a "key employee" within the meaning of Code section 416(i) (without regard to paragraph (5) of that subsection) shall not receive a distribution on account of Employment Termination before six months after the date of the Participant's Employment Termination.

6.2.
Method of Payment.  Each of a Participant's or former Participant's Account shall be distributed to him, or in the event of his death to his Beneficiary, in a cash single sum payment as soon as administratively practicable following the 1st of the month following the date the Participant the distributable event.  Notwithstanding the foregoing, a Participant may make a Distribution Option election to receive distribution of his Account in semi-annual installments over a period not to exceed ten (10) years.  Installments shall be determined as of each June 30 and December 31 and shall be paid as soon as administratively practicable thereafter.  Installments shall commence as of the July 1 or January 1 coincident with or next following the date the Participant incurs the distributable event elected as a Distribution Option under Section 6.1, or as soon as administratively practicable thereafter.  The amount of each installment shall equal the balance in the Account as of the Valuation Date of determination, divided by the number of remaining installments (including the installment being determined).  The Distribution Option election shall be irrevocable.

6.3.	Hardship Withdrawal.

(a)
While employed by the Participating Companies, a Participant or former Participant may, in the event of an Unforeseeable Emergency, as defined below, request a withdrawal from his Account.  The request shall be made in a time and manner determined by the Administrator, shall not be for a greater amount than the amount reasonably needed to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and shall be subject to approval by the Administrator.

(b)
Unforeseeable Emergency shall be determined by the Administrator in its sole discretion, and shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or of a dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise; or

(ii)	By liquidation of the Participants assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

Examples of what are not considered to be Unforeseeable Emergencies include the need to send a Participant's child to college or the desire to purchase a home.

6.4.
Designation of Beneficiary.  A Participant or former Participant may, in a time and manner determined by the Administrator, designate a beneficiary and one or more contingent beneficiaries (which may include the Participant's or former Participant's estate) to receive any benefits which may be payable under this Plan upon his death.  If the Participant or former Participant fails to designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries fail to survive the Participant or former Participant, such benefits shall be paid to the Participant's or former Participant's estate.  A Participant or former Participant may revoke or change any designation made under this Section 6.4 in a time and manner determined by the Administrator.

6.5.
Status of Account Pending Distribution.  Pending distribution, a former Participant's Account shall continue to be credited with earnings and losses as provided in Section 5.2.  The former Participant shall be entitled to change his investment elections under Section 5.3 or apply for hardship withdrawals under Section 6.3 to the same extent as if he were a Participant of the Plan.

6.6.
Installments and Withdrawals Pro-Rata.  In the event of an installment payment or hardship withdrawal, such payment or withdrawal shall be made on a pro-rata basis from the portions of the Participant's or former Participant's existing Account balance which are subject to different measures of investment performance.

ARTICLE 7.

AMENDMENT OR TERMINATION

7.1.
Right to Terminate.  The Board may, in its sole discretion, terminate this Plan and the related Deferral Agreements at any time.  To the extent consistent with Section 8.7, each Participant, former Participant and beneficiary shall, in that event, receive a single sum payment equal to the balance in his Account.  In that event, the single sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Participant, former Participant or beneficiary under this Plan.  To the extent such single sum payments would violate Section 8.7; those benefits shall be paid according the Deferral Agreements in effect immediately before the Plan termination.

7.2.
Right to Amend.  The Board may, in its sole discretion, amend this Plan and the related Deferral Agreements on thirty (30) days' prior notice to the Participants and, where applicable, former Participants.  If any amendment to this Plan or to the Deferral Agreements shall adversely affect the rights of a Participant or former Participant, such individual must consent in writing to such amendment prior to its effective date.  Notwithstanding the foregoing, the change in any investment funds or investment index under Section 5.1 or the restriction of future deferrals under the salary deferral program or award deferral program shall not be deemed to adversely affect any Participant's or former Participant's rights.

7.3.	Uniform Action. Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan or the Deferral Agreements must be taken in a uniform and nondiscriminatory manner.

ARTICLE 8.

GENERAL PROVISIONS

8.1.
No Funding.  Nothing contained in this Plan or in a Deferral Agreement shall cause this Plan to be a funded retirement plan.  Neither a Participant, former Participant, his beneficiary, contingent beneficiaries, heirs or personal representatives shall have any right, title or interest in or to any funds of the trust or the Affiliated Companies on account of this Plan or on account of having completed a Deferral Agreement.  The assets held in any trust shall be subject to the claims of creditors of Franklin.  Each Participant or former Participant shall have the status of a general unsecured creditor of the Affiliated Companies and this Plan constitutes a mere promise by the Affiliated Companies to make benefit payments in the future.

8.2.
No Contract of Employment.  The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Participant and an Affiliated Company. The Affiliated Companies reserve the right to modify Eligible Executive's or Participant's remuneration and to terminate an Eligible Executive or a Participant for any reason and at any time, notwithstanding the existence of this Plan or of a Deferral Agreement.

8.3.
Withholding Taxes.  All payments under this Plan and all amounts credited to Accounts hereunder shall be net (unless withholdings are, with the Administrator's consent, netted from other income) of an amount sufficient to satisfy any federal, state or local income and employment tax withholding requirements.

8.4.
Non-alienation.  The right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Participant, former Participant, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void.  No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Affiliated Companies.

8.5.	Administration.

(a)
This Plan shall be administered by the Committee.  Certain administrative functions, as set forth in the Plan, shall be the responsibility of the Administrator.  The Committee shall interpret the Plan with discretionary authority, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan in accordance with guidelines established by the Committee or, if there are no such guidelines, consistent with furthering the purpose of the Plan.

(b)	The Board, in its sole discretion and upon such terms as it may prescribe, may permit any company or corporation directly or indirectly controlled by Franklin to participate in the Plan.

(c)
Prior to paying any benefit under this Plan, the Administrator or the Committee may require the Participant, former Participant, beneficiary or contingent beneficiary to provide such information or material as they, in their sole discretion, shall deem necessary for it to make any determination it may be required to make under this Plan.  The Committee or Administrator may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(d)
Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as the Committee considers equitable and practicable.

(e)
If a claim for benefits made by a Participant or his beneficiary is denied, the Administrator shall within ninety (90) days (or one hundred eighty (180) days if special circumstances require an extension of time) after the claim is made furnish the person making the claim with a written notice specifying the reasons for the denial.  Such notice shall also refer to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for properly completing the claim and explain why such material or information is necessary, and explain the Plan's claim review procedures.  If requested in writing, the Committee shall afford each claimant whose claim has been denied a full and fair review of the Administrator's decision and, within sixty (60) days (one hundred twenty (120) days if special circumstances require additional time) of the request for reconsideration of the denied claim, the Committee shall notify the claimant in writing of the Committee's final decision.

8.6.	Construction.

(a)
The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and a rights hereunder shall, to the extent not preempted by federal law, be governed by and construed in accordance with the laws of the State of Indiana without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The captions in this Plan document are inserted as a matter of convenience and shall not affect the construction of the Plan.

8.7.
Code Section 409A Standards.  This Plan, and all Deferral Agreements pursuant to this Plan, shall be affected, interpreted, and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code section 409A and its interpretive regulations (the "Section 409A Standards"). To the extent that any terms of the Plan or a Deferral Agreement would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

This Plan adopted by Franklin as of the Effective Date, and signed by an authorized officer hereof as of its ratification by the Board on December 12, 2008.

By:

Title:

December 2008                                                                --

SCHEDULE 5.2
FRANKLIN ELECTRIC CO., INC.
DEFERRED COMPENSATION PLAN

Pursuant to Section 5.2 of the Plan, the investment benchmarks offered, as of December 12, 2008, are:

1.           Wells Fargo Stable Return Fund
2.           American Beacon Large Cap Value Fund
3.           American Century Small Company Fund

Dated this 12th day of December 2008.

BDDB01 5473903v1

December 2008                                                                --